Exhibit 3.10

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Perland Environmental Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:                    That the Board of Directors of said corporation, at a meeting duly held, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that the Certificate of Incorporation of Perland Environmental Technologies, Inc. be amended by changing the First Article thereof so that, as amended, said Article shall be and read as follows:

The name of the corporation is: Perini Environmental Services, Inc.

SECOND:                                        That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Perland Environmental Technologies, Inc. has caused this certificate to be signed by David B. Perini, its Chairman, this day 26th of May, 1995.

Perland Environmental Technologies, Inc.

By	/s/David B. Perini
Chairman